Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2019 RESULTS

PERRYSBURG, Ohio (May 1, 2019) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ended March 31, 2019.

“Our first quarter results were in-line with our guidance as the Company commissioned new capacity to support future growth,” said Andres Lopez, CEO.  “In addition, we announced future expansion at our Gironcourt, France plant as well as a definitive agreement to acquire the Nueva Fanal(1) operations in Mexico from ABI.  All of these actions support key strategic customers, align O-I to attractive premium segments and will drive future profitable growth.”

“Segment profit and margins improved in both Europe and Asia Pacific compared to the prior year.  Profits declined in the Americas reflecting foreign currency headwinds and incremental costs to commission new capacity which was concentrated in this region during the first quarter,” added Lopez.  “Our teams are aligned and energized like never before, executing growth with rigor and discipline.  This, combined with our balanced capital allocation strategy, is expected to create significant value for our shareholders for years to come.”

Highlights

•                  For the first quarter 2019, the Company recorded earnings from continuing operations of $0.51 per share (diluted), compared to $0.59 per share (diluted) in the same period of the prior year.

•                  Net sales were $1.6 billion, compared with $1.7 billion in the prior year.  A continued favorable pricing environment was more than offset by a decline in shipments and unfavorable currency translation.

•                  Earnings from continuing operations before income taxes were $111 million, compared with $135 million in the prior year, reflecting $24 million of lower segment operating profit(2).  Europe and Asia Pacific reported higher segment operating profit year-over-year, while the Americas declined primarily due to currency headwinds as well as incremental costs to commission new capacity.

•                  The Company announced on April 1, 2019 the acquisition of Nueva Fabrica Nacional de  Vidrio, S. de R.L. de C.V. (“Nueva Fanal”) from Grupo Modelo for approximately $188 million, subject to customary closing conditions, including competition authority approval, and is expected to close in the second half of 2019.  In addition, the Company announced the future expansion at its Gironcourt, France plant. These strategic initiatives are supported by long-term customer supply agreements.

(1)  Closure of acquisition is subject to customary closing conditions, including competition authority approval.

(2)  Segment operating profit of reportable segments (“segment operating profit”) is a non-GAAP financial measure. See tables included in this release for a reconciliation to the most directly comparable GAAP measures.

•                  On May 1, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on June 17, 2019, to stockholders of record as of the close of business on May 31, 2019.

•                  The Company maintains its adjusted earnings guidance of $3.00 per share in 2019, compared to recorded earnings from continuing operations of $0.89 per share (diluted) and adjusted earnings(3) of $2.72 per share in the prior year. Current foreign currency rates represent a $0.08 headwind to the assumptions included in this guidance. Higher earnings are supported by sales volume growth, improved pricing and cost performance augmented by strategic initiatives.  Actual results will reflect the timing of key strategic actions, which are not fully within management control, as well as potential fluctuations in foreign currency translation.

•                  The Company continues to expect cash provided by continuing operating activities to be approximately $740 million for the year 2019, and adjusted free cash flow(4) to be approximately $400 million.

First Quarter 2019 Results

First quarter 2019 net sales were $1.6 billion, compared to $1.7 billion in the prior year, driven primarily by the stronger U.S. dollar.  Average selling prices improved 2 percent on a global basis, mainly due to price adjustment formulas, while sales volumes declined 2.5 percent globally.

After adjusting for the planned shift in production from the U.S. to the strategic JV with CBI(5) (which would equate to approximately 1.5 percent of global sales volume), globally, sales volumes declined approximately 1 percent.  In the Americas, organic sales increased after excluding the volume shift to the strategic JV.  Brazil, Mexico and the Andean region reported broad-based gains in shipments, compared to the prior year, and U.S. beer sales volume stabilized.  The Company continues to be well positioned to benefit from the growing popularity of Mexican beer across the world, as evidenced by strong volume growth in the joint venture with CBI and domestic sales in Mexico, as well as the recently-announced acquisition of Nueva Fanal.  Europe and Asia pacific shipments declined compared to the prior year first quarter, as customers rebalanced their supply chain.

Segment operating profit was $200 million in the first quarter 2019, compared with $224 million in the prior year.  The decline is largely driven by the stronger U.S. dollar, the aforementioned decline in sales volumes, and incremental costs to commission new capacity to support growth.  Results included a net $3 million benefit from the recognition of an energy credit in Europe this quarter and the lack of miscellaneous gains recognized in the prior year.

•                  The Americas posted segment operating profit in the first quarter of 2019 of $113 million, which was $34 million lower than in the prior year period.  The decrease in sales volume discussed above slightly reduced segment operating profit in the current year quarter.

(3)  Adjusted earnings per share, adjusted free cash flow and segment operating profit are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

(4)  Adjusted free cash flow in a non-GAAP financial measure and is defined as cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

(5)   For clarity, shipments by the joint venture with CBI are not counted as shipments by the Company.

Selling prices were higher in the current year quarter compared to the prior year quarter.  Operating costs were higher than the first quarter of 2018, mostly reflecting cost inflation as well as additional costs to commission new capacity for growth in Colombia and Brazil.  The effects of foreign currency exchange rates decreased segment operating profit in the current year quarter, which included the impact from the highly-inflationary basis of accounting in the region’s operation in Argentina.

•                  In Europe, segment operating profit in the first quarter of 2019 was $79 million, compared with $72 million in the first quarter of 2018, an increase of $7 million.  The  currency headwind was more than offset by recognition of an energy credit in the quarter. The favorable pricing environment and sales mix allowed Europe to outpace cost inflation while lower sales volumes adversely impacted profitability.  Total System Cost efforts continue to contribute to improved profitability and more than offset the incremental costs related to capacity expansions.

•                  Asia Pacific segment operating profit in the first quarter of 2019 was $8 million compared with $5 million in the first quarter of 2018.  As expected, operating costs improved year-over-year due to lower planned engineering activity in the current year quarter.  This was partially offset by the impact of lower sales volumes, as well as cost inflation that outpaced price.

As expected and in-line with the Company’s position to accelerate claims disposition, asbestos related payments totaled $71 million in the first quarter of 2019.

Consistent with the Company’s approach to balanced capital allocation, O-I repurchased 2.1 million shares for approximately $38 million in the first quarter 2019.  Overall, the Company’s share repurchase program has retired 8.7 million shares over the past 12 months.

2019 Outlook

The Company expects second quarter 2019 adjusted earnings per share of $0.75 to $0.80, which compares to earnings from continuing operations of $0.31 per share (diluted) and adjusted earnings of $0.77 in the second quarter of 2018, and $0.75 on a constant currency basis.  Higher selling prices are anticipated to fully reflect the annual price increase initiatives by the second quarter and more than offset cost inflation.  Earnings are also expected to benefit from higher sales volumes as new capacity additions support growth in previously constrained markets as well as ongoing cost initiatives.

The Company maintains adjusted earnings guidance of approximately $3.00 per share in 2019 compared to earnings from continuing operations of $0.89 per share (diluted) and adjusted earnings of $2.72 from the prior year.  Current foreign currency rates represent a $0.08 downside risk to the assumptions included in guidance.  Higher earnings are supported by sales volume growth as well as improved pricing and cost performance.  The earnings guidance reflects key elements of O-I’s strategy including the ramp up of sales volumes linked to new long-term customer supply agreements, new capacity additions to serve this growth, the completion of the Nueva Fanal acquisition as well as the impact of tactical divestitures and share repurchases.  Company results are sensitive to the timing of strategic actions and actual foreign currency rates, which are not fully within management control.

The Company affirms its cash flow guidance - approximately $740 million of cash provided by continuing operating activities and $400 million of adjusted free cash flow in 2019.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

Conference Call Scheduled for May 2, 2019

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Thursday, May 2, 2019, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on May 2, 2019. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2019 earnings conference call is currently scheduled for Thursday, Aug. 1, 2019, at 8:00 a.m. EDT.

About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand in hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 employees at 77 plants in 23 countries, O-I has global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules.  Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance.  These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production.  Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share.  Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate cost.  Segment operating profit margin is segment operating profit divided by segment net sales.  Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments.  Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity.  Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity.  Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next five to seven years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline.  It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.  Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions,  disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities,  (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to settlements of those claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Report on Form 10-Q.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2019	2018

Net sales	$1,638	$1,736
Cost of goods sold	(1,340)	(1,417)

Gross profit	298	319

Selling and administrative expense	(115)	(126)
Research, development and engineering expense	(16)	(16)
Interest expense, net	(65)	(62)
Equity earnings	19	17
Other income (expense), net	(10)	3

Earnings from continuing operations before income taxes	111	135

Provision for income taxes	(27)	(32)

Earnings from continuing operations	84	103

Loss from discontinued operations

Net earnings	84	103

Net earnings attributable to noncontrolling interests	(5)	(5)

Net earnings attributable to the Company	$79	$98

Amounts attributable to the Company:
Earnings from continuing operations	$79	$98
Loss from discontinued operations
Net earnings	$79	$98

Basic earnings per share:
Earnings from continuing operations	$0.51	$0.60
Loss from discontinued operations
Net earnings	$0.51	$0.60

Weighted average shares outstanding (thousands)	154,361	162,919

Diluted earnings per share:
Earnings from continuing operations	$0.51	$0.59
Loss from discontinued operations
Net earnings	$0.51	$0.59

Diluted average shares (thousands)	156,635	165,186

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2019	2018	2018
Assets
Current assets:
Cash and cash equivalents	$326	$512	$418
Trade receivables, net	939	549	1,045
Inventories	1,038	1,018	1,065
Prepaid expenses and other current assets	276	278	240
Total current assets	2,579	2,357	2,768

Property, plant and equipment, net	3,074	3,085	3,190
Goodwill	2,507	2,513	2,649
Intangibles, net	394	400	452
Other assets	1,598	1,344	1,222

Total assets	$10,152	$9,699	$10,281

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,065	$1,321	$1,115
Short-term loans and long-term debt due within one year	91	160	194
Current portion of asbestos-related liabilities	160	160	100
Other liabilities	544	566	554
Other liabilities - discontinued operations			115
Total current liabilities	1,860	2,207	2,078

Long-term debt	5,820	5,181	5,640
Asbestos-related liabilities	372	442	475
Other long-term liabilities	1,090	969	969
Share owners’ equity	1,010	900	1,119

Total liabilities and share owners’ equity	$10,152	$9,699	$10,281

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended March 31
Unaudited	2019	2018
Cash flows from operating activities:
Net earnings	$84	$103
Loss from discontinued operations	—	—
Non-cash charges
Depreciation and amortization	126	131
Pension expense	8	10
Restructuring, asset impairment and related charges
Cash payments
Pension contributions	(11)	(10)
Asbestos-related payments	(71)	(7)
Cash paid for restructuring activities	(15)	(6)
Change in components of working capital	(697)	(622)
Other, net (a)	(19)	31
Cash utilized in operating activities	(595)	(370)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(121)	(142)
Contributions and advances to joint ventures	(15)	(26)
Net cash proceeds on disposal of assets	1	7
Other, net		1
Cash utilized in investing activities	(135)	(160)

Cash flows from financing activities:
Changes in borrowings, net	589	488
Treasury shares repurchased	(38)	(45)
Dividends Paid	(8)
Issuance of common stock and other	(3)
Cash provided by financing activities	540	443
Effect of exchange rate fluctuations on cash	4	13
Change in cash	(186)	(74)
Cash at beginning of period	512	492
Cash at end of period	$326	$418

(a)         Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information and Reconciliation to Earnings from Continuing Operations Before Income Taxes

(Dollars in millions)

	Three months ended March 31
Unaudited	2019	2018
Net sales:
Americas	$881	$908
Europe	596	643
Asia Pacific	151	173
Reportable segment totals	1,628	1,724

Other	10	12
Net sales	$1,638	$1,736

Segment operating profit (a):
Americas	$113	$147
Europe	79	72
Asia Pacific	8	5

Reportable segment totals	200	224

Items excluded from segment operating profit:
Retained corporate costs and other	(24)	(27)

Interest expense, net	(65)	(62)
Earnings from continuing operations before income taxes	$111	$135

Ratio of earnings from continuing operations before income taxes to net sales	6.8%	7.8%

Segment operating profit margin (b):
Americas	12.8%	16.2%
Europe	13.3%	11.2%
Asia Pacific	5.3%	2.9%
Reportable segment margin totals	12.3%	13.0%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended March 31
Unaudited	Americas	Europe	Asia Pacific	Total

Net sales for reportable segments- 1Q18	$908	$643	$173	$1,724
Effects of changing foreign currency rates (a)	(33)	(51)	(13)	(97)
Price	27	15	—	42
Sales volume & mix	(21)	(11)	(9)	(41)
Total reconciling items	(27)	(47)	(22)	(96)
Net sales for reportable segments- 1Q19	$881	$596	$151	$1,628

	Three months ended March 31
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 1Q18	$147	$72	$5	$224
Effects of changing foreign currency rates (a)	(7)	(5)		(12)
Price	27	15	—	42
Sales volume & mix	(3)	(3)	(3)	(9)
Operating costs	(51)		6	(45)
Total reconciling items	(34)	7	3	(24)
Segment operating profit - 1Q19	$113	$79	$8	$200

(a)         Currency effect on net sales and segment operating profit determined by using 2019 foreign currency exchange rates to translate 2018 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended	Year ended
Unaudited	June 30, 2018	December 31, 2018

Earnings (loss) from continuing operations attributable to the Company	$50	$144
Items impacting cost of good sold:
Restructuring, asset impairment and other charges	5	5
Items impacting other expense, net:
Pension settlement charges		74
Charge for asbestos-related costs		125
Restructuring, asset impairment and other charges	68	97
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	11	11
Items impacting income tax:
Net expense (benefit) for income tax on items above	(9)	(14)
Tax expense (benefit) recorded for certain tax adjustments
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(1)
Total adjusting items (non-GAAP)	$75	$297

Adjusted earnings (non-GAAP)	$125	$441

Currency effect (a)	$(3)

Adjusted earnings on a constant currency basis (non-GAAP)	$122

Diluted average shares (thousands)	162,712	162,088

Earnings (loss) per share from continuing operations (diluted)	$0.31	$0.89
Adjusted earnings per share (non-GAAP)	$0.77	$2.72
Adjusted earnings per share on a constant currency basis (non-GAAP)	$0.75

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share for the quarter ending June 30, 2019 and the year ending December 31, 2019, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company’s future financial results.

OWENS-ILLINOIS, INC.

Reconciliation for Adjusted Free Cash Flow for the year ended December 31,

	2019
Unaudited	Forecast	2018

Cash provided by continuing operating activities	$740	$793
Additions to property, plant and equipment	(500)	(536)
Asbestos-related payments	160	105
Adjusted free cash flow (non-GAAP)	$400	$362

Cash utilized in investing activities	(a)	$(698)

Cash provided by (utilized in) financing activities	(a)	$(53)

(a) Forecasted amounts for full year 2019 are not determinable at this time.